                                                                      Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP

                                DECEMBER 31, 1999

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

                                                                               Year Ended        Three Months Ended
                                                                             December 31,1999     December 31, 1999
                                                                             ----------------    ------------------

   1. Statement of Cash Available for Distribution:
      Net Income                                                             $     1,323,000      $    232,000
      Add:  Depreciation and amortization charged to income
            not affecting cash available for distribution                             92,000            23,000
            Minimum lease payments received, net of interest
            income earned, on leases accounted for under the
            financing method                                                         220,000            53,000
            Net proceeds from sale of property                                     1,927,000           136,000

            Gain on sale of property                                                (652,000)          (98,000)
            Cash (to) from reserves                                                  (76,000)          351,000
                                                                              ---------------       -----------

            Cash Available for Distribution                                  $     2,834,000      $    697,000
                                                                             ===============      ============
            Distributions allocated to General Partners                      $       242,000      $    242,000
                                                                             ===============      ============
            Distributions allocated to Limited Partners                      $     2,592,000      $    455,000
                                                                             ===============      ============

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1999:

    Entity Receiving                   Form of
      Compensation                  Compensation                               Amount
----------------------     ------------------------------------------     ---------------
 Winthrop
 Management LLC             Property Management Fees                         $   3,000

 General Partners           Interest in Cash Available for Distribution      $ 242,000

 WFC Realty Co., Inc.
 (Initial Limited Partner)  Interest in Cash Available for Distribution      $   2,092

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